UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

ESSA Bancorp, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

February 3, 2014

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ESSA Bancorp, Inc. Our Annual Meeting will be held at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360, on March 6, 2014 at 11:00 a.m. local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Directors and officers of the Company will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of four directors, the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2014, and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement. The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Please indicate your vote by using the enclosed proxy card or by voting by telephone or Internet, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

Gary S. Olson
President, Chief Executive Officer and Director

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

(570) 421-0531

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 6, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of ESSA Bancorp, Inc. will be held at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360, on March 6, 2014 at 11:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of four directors;

2.	the ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants for the fiscal year ending September 30, 2014;

3.	an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement; and

4.	such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on January 22, 2014 are the stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be open and available for inspection at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360 during the entire Annual Meeting.

By Order of the Board of Directors
ESSA Bancorp, Inc.

Stroudsburg, Pennsylvania	Suzie T. Farley
February 3, 2014	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 6, 2014—THIS PROXY STATEMENT, PROXY CARD AND ESSA BANCORP, INC.’S 2013 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT WWW.ESSAPROXY.COM.

i

ESSA BANCORP, INC.

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 6, 2014

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of ESSA Bancorp, Inc. (sometimes referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors of ESSA Bancorp, Inc. for use at the 2014 Annual Meeting of Stockholders. The Annual Meeting will be held on March 6, 2014, at 11:00 a.m., local time, at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated February 3, 2014 and is first being mailed to stockholders on or about February 3, 2014.

The 2014 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on March 6, 2014, at 11:00 a.m., local time, at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360.

Record Date	January 22, 2014.

Shares Entitled to Vote	11,909,564 shares of ESSA Bancorp, Inc. common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting

To consider and vote on the election of four directors, the ratification of the appointment of S.R. Snodgrass, P.C. as ESSA Bancorp, Inc.’s independent registered public accountants for the fiscal year ending September 30, 2014 and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

Vote Required

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on ESSA Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on ESSA Bancorp, Inc. or the Board of Directors.

Your Board of Directors Recommends A Vote in Favor of The Proposals

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

ESSA Bancorp, Inc.

ESSA Bancorp, Inc., a Pennsylvania-chartered corporation, is the holding company for ESSA Bank & Trust, an FDIC-insured, Pennsylvania-chartered savings association that operates from its main office and 25 full-service banking offices in northeastern Pennsylvania. At September 30, 2013, ESSA Bancorp, Inc. had consolidated assets of $1.4 billion, consolidated deposits of $1.0 billion and consolidated stockholders’ equity of $166.4 million. Our principal executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360, and our telephone number is (570) 421-0531.

Who Can Vote

The Board of Directors has fixed January 22, 2014 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of ESSA Bancorp, Inc. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On January 22, 2014, 11,909,564 shares of ESSA Bancorp, Inc. common stock were outstanding and held by approximately 2,213 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of ESSA Bancorp, Inc. common stock outstanding on January 22, 2014 will be entitled to one vote for each share held of record. However, ESSA Bancorp, Inc.’s Articles of Incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of ESSA Bancorp, Inc. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of four directors, to ratify the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2014 and an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. ESSA Bancorp, Inc. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the four director nominees named on the Proxy Statement as well as “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to attend the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of ESSA Bancorp, Inc. common stock. If you want to vote your shares of ESSA Bancorp, Inc. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on ESSA Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on ESSA Bancorp, Inc. or the Board of Directors.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of ESSA Bancorp, Inc. prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Attention: Suzie T. Farley, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

ESSA Bancorp, Inc. will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, ESSA Bancorp, Inc. will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of ESSA Bancorp, Inc. common stock and secure their voting instructions. ESSA Bancorp, Inc. will reimburse such holders of record for their reasonable expenses in taking those actions. ESSA Bancorp, Inc. has also made arrangements with Phoenix Advisory Partners to assist ESSA Bancorp, Inc. in soliciting proxies and has agreed to pay them a fee of $5,500 plus reasonable expenses for these services. If necessary, ESSA Bancorp, Inc. may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of January 22, 2014, certain information as to the shares of the Company’s common stock owned by persons who beneficially own more than five percent of the Company’s outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of January 22, 2014. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after January 22, 2014.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
The ESSA Bank & Trust Employee Stock Ownership Plan Trust First Bankers Trust Services, Inc., Trustee 2321 Kochs Lane Quincy, Illinois 62305	1,343,069	(2)	11.28%

ESSA Bank & Trust Foundation 200 Palmer Street Stroudsburg, Pennsylvania 18360	880,819	(3)	7.40%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	746,686	(4)	6.27%

DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	694,472	(5)	5.83%

(1)	Based on 11,909,564 shares of the ESSA Bancorp, Inc. common stock outstanding as of January 22, 2014.
(2)

This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013 by First Bankers Trust Services, Inc., as Trustee on behalf of ESSA Bank & Trust Employee Stock Ownership Plan Trust. According to the filing, ESSA Bank & Trust Employee Stock Ownership Plan Trust had: (i) sole power to vote or direct the vote of 1,086,778 shares of the Company’s common stock; and (ii) shared power to vote or direct the vote of 256,291 shares of the Company’s common stock.

(3)	The information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013 by ESSA Bank & Trust Foundation.
(4)	This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013 by Dimensional Fund Advisors LP.
(5)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 by DePrince, Race & Zollo, Inc.

The following table sets forth information about the shares of ESSA Bancorp, Inc. common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of January 22, 2014.

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly		Percent of Class(1)

NOMINEES

Daniel J. Henning	Director	124,504	(2)	0.94%
Frederick E. Kutteroff	Director	95,003	(3)	0.71%
Brian T. Regan	Director	31,256	(4)	0.23%
Elizabeth B. Weekes	Director	72,454	(5)	0.54%

DIRECTORS CONTINUING IN OFFICE

John E. Burrus	Chairman of the Board	80,308	(6)	0.60%
William P. Douglass	Director	84,654	(7)	0.64%
Gary S. Olson	Director, President and Chief Executive Officer	468,166	(8)	3.52%
John S. Schoonover, Jr.	Director	73,504	(9)	0.55%
Robert C. Selig, Jr.	Director	131,504	(10)	0.99%
William A. Viechnicki, D.D.S.	Director	119,304	(11)	0.90%

NAMED EXECUTIVES OFFICERS WHO ARE NOT DIRECTORS

Allan A. Muto	Executive Vice President and Chief Financial Officer	238,127	(12)	1.79%
Robert S. Howes, Jr.	Senior Vice President, Lending Services Division	183,212	(13)	1.38%
Diane K. Reimer	Senior Vice President, Administration/Operations Division	182,564	(14)	1.37%
V. Gail Bryant	Senior Vice President, Retail Services Division	174,575	(15)	1.31%

All directors and executive officers as a group (17 persons)		2,638,861	(16)	19.83%

(1)	Based upon 13,307,943 shares outstanding. Includes restricted stock awards and options to purchase shares of common stock which are exercisable within 60 days of the record date.
(2)

Includes 10,000 shares held as a custodian for Mr. Henning’s children and 10,000 shares held by Mr. Henning’s spouse. Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.

(3)	Includes 10,219 shares held by Mr. Kutteroff’s spouse. Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.
(4)	Includes 24,000 shares held in Mr. Regan’s IRA.
(5)	Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.
(6)

Includes 5,580 shares held by Mr. Burrus’ IRA, 3,540 shares held by Mr. Burrus’ spouse’s IRA and 180 shares held as custodian for Mr. Burrus’ grandchildren. Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.

(7)

Includes 400 shares held by Mr. Douglass’ child, and 3,600 shares held by Mr. Douglass’ spouse. Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.

(8)

Includes 266 shares held by Mr. Olson’s spouse’s IRA, 37,578 shares held by Mr. Olson’s 401(k) and 8,366 shares held in Mr. Olson’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 360,844 shares of common stock, which are exercisable within 60 days of the record date.

(9)	Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.
(10)	Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.
(11)

Includes 39,000 shares held in Dr. Viechnicki’s IRA, and 15,000 shares held by Dr. Viechnicki’s spouse. Includes options to purchase 54,127 shares of common stock, which are exercisable within 60 days of the record date.

(12)

Includes 9,594 shares held by Mr. Muto’s 401(k) and 8,366 shares held in Mr. Muto’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 153,275 shares of common stock, which are exercisable within 60 days of the record date.

(13)

Includes 150 shares held by Mr. Howe’s child, 121 shares held by Mr. Howe’s spouse, 820 shares held by Mr. Howe’s IRA, 26,210 shares held by Mr. Howe’s 401(k) and 7,768 shares held in Mr. Howe’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 123,799 shares of common stock, which are exercisable within 60 days of the record date.

(14)

Includes 21,631 shares held by Ms. Reimer’s 401(k) and 7,119 shares held in Ms. Reimer’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 100,218 shares of common stock, which are exercisable within 60 days of the record date.

(15)

Includes 2,600 shares held as custodian for Ms. Bryant’s child, 1,691 shares held by Ms. Bryant’s IRA, 28,641 shares held by Ms. Bryant’s 401(k) and 7,664 shares held in Ms. Bryant’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 117,904 shares of common stock, which are exercisable within 60 days of the record date.

(16)	Includes 356,832 shares owned by a director who is not standing for re-election.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of the Company and beneficial owners of greater than 10% of the common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock. Securities and Exchange Commission rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the common stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company’s review of ownership reports, all such reports were filed on a timely basis during the fiscal year ended September 30, 2013.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of ten (10) members and is divided into three classes, with one class of directors elected each year. Four (4) directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been elected and shall qualify. Joseph T. Svetik did not stand for reelection to the Board of Directors, which was reduced from eleven (11) to ten (10) members.

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for at least five years unless otherwise stated. Each existing director is also a director of ESSA Bank & Trust.

All of the nominees and directors continuing in office are or were long-time residents of the communities served by ESSA Bancorp, Inc. and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in ESSA Bancorp, Inc.’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community banking institution, ESSA Bancorp, Inc. believes that the local knowledge and experience of its directors assists ESSA Bancorp, Inc. in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides ESSA Bancorp, Inc. with greater business development opportunities.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting “FOR” the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is the business experience for the past five years of each of the Company’s directors and executive officers with their ages as of September 30, 2013.

Nominees for Director

Daniel J. Henning, age 61, is a builder/real estate developer and has been the Owner/President of A.C. Henning Enterprises, Inc., a general contractor of custom built homes, multi-family townhouses and light commercial construction and renovation since 1982. Mr. Henning serves on several public authorities in Monroe County. Mr. Henning has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1995. Mr. Henning’s experience in the local real estate market and his experience as a local business owner led to his appointment to the Board of Directors in 1995.

Frederick E. Kutteroff, age 70, served as President and Chief Executive Officer of Keystone Savings Bank from 1990 until his retirement in 2003. Mr. Kutteroff holds a Certificate of Business Administration from Temple University. Mr. Kutteroff has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2005. Mr. Kutteroff’s experience in the banking sector led to his appointment to the Board of Directors in 2005.

Elizabeth B. Weekes, age 54, has been a partner in the law firm Bensinger and Weekes, P.A. since 1987. Ms. Weekes’ practice focuses on real estate, civil litigation, domestic relations, banking, municipalities and estates. Ms. Weekes is a graduate of Colgate University and Dickinson School of Law. Ms. Weekes has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1998. Ms. Weekes’ experience as a real estate attorney provides a unique perspective to the Board of Directors.

Brian T. Regan, age 53, was appointed to the Board of Directors on March 22, 2011. He is a shareholder with the certified public accounting firm of Regan, Levin, Bloss, Brown & Savchak, P.C. Mr. Regan is currently a director with Saucon Mutual Insurance Company and was previously with KPMG LLP and MidLantic National Bank. Mr. Regan is a graduate of The University of Scranton with a Bachelor of Science in Accounting. Mr. Regan has 29 years of public accounting experience, including working with financial institutions and public companies. This experience benefits the Board of Directors in its oversight of financial reporting and disclosure issues.

Terms to Expire Fiscal Year 2014

John E. Burrus, age 74, has served as Chairman of the Board of ESSA Bank & Trust since 1989. In 2005, Mr. Burrus retired as the owner of John E. Burrus Landscape, which designed, sold, installed and maintained landscapes for private homes, and commercial properties in Monroe County, Easton and Scranton, Pennsylvania. Mr. Burrus is a graduate of Rutgers University. Mr. Burrus has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1970. Mr. Burrus brings extensive knowledge of the local business community to the Board of Directors.

John S. Schoonover, Jr., age 72, has been a principal in the architectural firm of Schoonover and Vanderhoof, LLC since 1978. He is a licensed architect registered to practice in Pennsylvania, New Jersey, New York and North Carolina. Mr. Schoonover served in the United States Marine Corps from 1962 through 1967. Mr. Schoonover has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1989. Mr. Schoonover has extensive knowledge of the local business community.

Robert C. Selig, Jr., age 65, has served as President of Selig Construction Company since 1972. Selig Construction Company is in the business of building primary and vacation residences. Mr. Selig is a graduate of West Side Area Vocational/Technical School. Mr. Selig has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1990. Mr. Selig’s experience as a local businessman focusing on real estate matters is of great value to the Board of Directors.

Terms to Expire Fiscal Year 2015

William P. Douglass, age 71, has been President of Douglass Enterprises, Inc., doing business as Olde Engine Works Market Place which is an antiques and collectibles co-operative. Mr. Douglass is a graduate of Texas Christian University. Mr. Douglass has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1978. Mr. Douglass has extensive knowledge of the local business community.

Gary S. Olson, age 59, has been President and Chief Executive Officer of ESSA Bank & Trust since 2000. Mr. Olson began his career at ESSA Bank & Trust in 1977. Mr. Olson is a graduate of East Stroudsburg University. Mr. Olson has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2000. Mr. Olson’s extensive banking experience and knowledge of local markets enhance the breadth of experience of the Board of Directors.

William A. Viechnicki, D.D.S., age 69, has been in the private practice of orthodontics in East Stroudsburg, Pennsylvania since 1971. Dr. Viechnicki is a graduate of Pennsylvania State University and Temple University School of Dentistry where he serves as a professor of orthodontics. Dr. Viechnicki has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1981. Mr. Viechnicki has extensive knowledge of the community served by ESSA Bank & Trust.

Executive Officers of ESSA Bank & Trust Who Are Not Also Directors

Allan A. Muto, age 53, has been the Executive Vice President and Chief Financial Officer of ESSA Bank & Trust since January 2006. Prior to that time Mr. Muto served as Executive Vice President, Chief Operating Officer beginning in 2001.

Robert S. Howes, Jr., age 60, has been Senior Vice President, Lending Services Division since 2001. Mr. Howes joined ESSA Bank & Trust in 1985 as Vice President, Lending Services Division. Mr. Howes retired from his positions at the Company and ESSA Bank & Trust effective December 31, 2013.

Diane K. Reimer, age 57, has been Senior Vice President, Administration/Operations Division since 2013. Previously, Ms. Reimer was Vice President, Delivery Systems Division since 1998 and first joined ESSA Bank & Trust in 1983.

V. Gail Bryant, age 57, has been Senior Vice President, Retail Services Division since 2009. Previously, Ms. Bryant served as Vice President, Retail Services Division since 1999 and first joined ESSA Bank & Trust in 1993.

Thomas J. Grayuski, age 52, has been Vice President, Human Resources Services Division since 2000 and joined ESSA Bank & Trust in 1996.

Corporate Governance and Code of Ethics and Business Conduct

ESSA Bancorp, Inc. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The code of ethics is available on the Company’s website at www.essabank.com. Amendments to and waivers from the code of ethics are disclosed on the Company’s website.

Director Independence

The Board has determined that, except as to Mr. Olson, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and the Company’s corporate governance policies. Mr. Olson is not considered independent as he is an executive officer of the Company. There were no transactions that the Board of Directors needed to review that are not required to be reported under “—Transactions With Certain Related Persons,” that would bear in the determination of the independence of the directors.

Our Board of Directors is chaired by John E. Burrus, who is a non-executive director. This structure ensures a greater role for the independent directors in the oversight of ESSA Bancorp, Inc. and ESSA Bank & Trust, and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board of Directors is actively involved in oversight of risks that could affect ESSA Bancorp. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within ESSA Bancorp. Risks relating to the direct operations of ESSA Bank & Trust are further overseen by the Board of Directors of ESSA Bank & Trust, which consists of the same individuals who serve on the Board of Directors of ESSA Bancorp.

Board Meetings and Committees

The Board of Directors of ESSA Bancorp, Inc. met 11 times during the fiscal year ended September 30, 2013. The Board of Directors of ESSA Bank & Trust met 12 times during the fiscal year ended September 30, 2013. No director attended fewer than 90% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he or she served (during the period in which they served) during the fiscal year ended September 30, 2013, including Board and committee meetings of ESSA Bank & Trust. Executive sessions of the independent directors are conducted on a regular basis. Although not required, attendance of Board members at the Annual Meeting of Stockholders is encouraged.

The Company has three standing Board committees: Compensation; Nominating and Corporate Governance; and Audit.

Compensation Committee

The Compensation Committee, consisting of Messrs. Douglass (Chair), Schoonover, Viechnicki, Kutteroff, Regan and Ms. Weekes, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. Our Compensation Committee operates under a written charter, which is available at our website at www.essabank.com. The Compensation Committee met 5 times during the fiscal year ended September 30, 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Messrs. Douglass (Chair), Henning, Kutteroff, Selig, Burrus and Ms. Weekes, is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. The Nominating and Corporate Governance Committee operates under a written charter, which is available at our website at www.essabank.com, and each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met once during the fiscal year ended September 30, 2013.

The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the NASDAQ Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.”

The Committee does not have a formal policy or specific guidelines regarding diversity among Board members, and generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Committee recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin, in identifying individuals who possess the qualifications that the Committee believes are important to be represented on the Board.

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Corporate Secretary of the Company, at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

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the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Corporate Secretary at least one hundred and twenty (120) days prior to the anniversary of the date of the proxy statement relating to the preceding year’s annual meeting of stockholders. The Company received no submission for Board nominees for this Annual Meeting.

Procedures for the Nomination of Directors by Stockholders

In addition to submitting candidates to the Board for consideration, a stockholder may nominate candidates for election as directors in accordance with Article 3.12 of the Company’s bylaws. Such stockholder’s notice shall set forth the following:

•	the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

•	the class and number of shares of the Company’s stock which are beneficially owned by the stockholder submitting the notice;

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a representation that the stockholder is and will continue to be a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director of the Company if so elected.

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	forward the communication to the director(s) to whom it is addressed;

•	handle the inquiry directly, for example, where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee

The Audit Committee, currently consisting of Messrs. Kutteroff (Chair), Douglass, Henning, Regan, Schoonover and Viechnicki, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Securities and Exchange Commission Rule 10A-3. The Board of Directors believes that each of Mr. Kutteroff and Mr. Regan qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met 5 times during the fiscal year ended September 30, 2013.

Our Audit Committee operates under a written charter, which is available at our website at www.essabank.com. The duties and responsibilities of the Audit Committee include, among other things:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the independent registered public accountant’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent registered public accountant; and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2013;

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met with the Company’s CEO, CFO, internal auditors and the independent registered public accountants, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

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discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB under Rule 3200T;

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received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants its independence from the Company; and

•	pre-approved all audit, audit related and other services to be provided by the independent registered public accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 be filed with the Securities and Exchange Commission.

The Audit Committee

Frederick E. Kutteroff (Chair)	William P. Douglass	John S. Schoonover, Jr.
Daniel J. Henning	Brian T. Regan	William A. Viechnicki

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by ESSA Bank & Trust to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. ESSA Bank & Trust is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made to executive officers under a benefit program maintained by ESSA Bank & Trust that is generally available to all other employees and that does not give preference to any executive officer over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $1,423,745 at September 30, 2013. As of September 30, 2013, these loans were performing according to their original terms.

Set forth below is certain information as to loans made by ESSA Bank & Trust to certain of its directors and executive officers, or their affiliates, pursuant to the loan program disclosed above, whose aggregate indebtedness to ESSA Bank & Trust exceeded $120,000 at any time since October 1, 2012. Unless otherwise indicated all of the loans are secured loans and all loans designated as residential loans are secured by the borrower’s principal place of residence.

Name of Individual	Loan Type	Date Originated	Original Loan Amount	Highest Balance Since October 1, 2012	Balance on September 30, 2013	Interest Rate

Gary S. Olson	Conventional Mortgage	01/13/03	$600,000	$492,159	$464,665	3.90%

Robert C. Selig	Conventional Mortgage	02/21/03	$225,000	$13,930	$0	4.70%

	Line of Credit	11/26/08	$188,000	$183,818	$183,305	Prime minus 0.25%

	Commercial Line of Credit	12/10/09	$125,000	$121,070	$121,070	Prime

Brian T. Regan	Conventional Mortgage	12/8/11	$215,000	$202,735	$183,832	3.25%

	Line of Credit	10/3/02	$100,000	$64,500	$60,095	Prime

V. Gail Bryant	Conventional Mortgage	2/10/12	$195,000	$192,735	$188,992	3.80

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews and approves the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other transactions with related persons to determine whether the transactions are fair, reasonable and within Company policy and should be ratified and approved. Other than as provided in the Audit Committee Charter, the Company does not maintain a written policy for the review of transactions with related persons.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries and other forms of compensation to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Douglass (Chair), Schoonover, Viechnicki, Kutteroff, Regan and Ms. Weekes. None of these individuals was an officer or employee of ESSA Bancorp, Inc. or ESSA Bank & Trust during the fiscal year ended September 30, 2013, or is a former officer of ESSA Bancorp, Inc. or ESSA Bank & Trust.

During the fiscal year ended September 30, 2013: (i) no executive of ESSA Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp, Inc.; (ii) no executive officer of ESSA Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp, Inc.; and (iii) no executive officer of ESSA Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of ESSA Bancorp, Inc.

Compensation Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ESSA Bancorp, Inc. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

William P. Douglass (Chair)	William A. Viechnicki, D.D.S.
Elizabeth B. Weekes	John S. Schoonover, Jr.
Frederick E. Kutteroff	Brian T. Regan

Compensation Discussion and Analysis (CD&A)

This CD&A provides an overview of our executive compensation program and fiscal 2013 pay determinations for our Chief Executive Officer (CEO) and other named executive officers (NEOs), as shown below:

•	Gary S. Olson, President and CEO

•	Allan A. Muto, Executive Vice President and Chief Financial Officer

•	Robert S. Howes, Senior Vice President, Lending Services Division

•	V. Gail Bryant, Senior Vice President, Retail Services Division

•	Diane K. Reimer, Senior Vice President, Administration/Operations Division

Executive Summary

ESSA remains committed to following long-term strategies and controlling risks that result in increased equity value for our stockholders. The Compensation Committee periodically reviews the Company’s pay practices to ensure the executive compensation program remains market competitive and aligned with the Company’s compensation philosophy, regulatory requirements and evolving best practices.

Company Performance

For the fiscal year ended September 30, 2013, we demonstrated solid performance in several key areas:

•	The Company reported record net income of $8.8 million, or $0.76 per diluted share, compared to net income of $215,000, or $0.02 per diluted share, for the corresponding 2012 period.

•	The Company’s return on average assets and return on average equity, respectively, were 0.64% and 5.12% for the 2013 period, compared with 0.02% and 0.13% in the corresponding period of 2012.

Say-On-Pay

Pursuant to SEC rules, we provide our stockholders with the opportunity to approve, or to vote against, the compensation of our named executives. Our Board determined to hold this advisory vote on executive compensation annually. At last year’s annual meeting, a majority of our stockholders voted in favor of the compensation of our named executives with more than 95% of the votes cast approving the “say on pay” proposal. Although the say on pay vote is advisory and is not binding on our Board, the Compensation Committee takes into consideration the outcome of the vote when making future executive compensation decisions.

2013 Compensation Decisions

We also continued to enhance the structure of our executive compensation program to reinforce key business objectives and to further strengthen the alignment between executive pay, stockholder value creation and market best practices. To this end, the Compensation Committee made the following refinements for fiscal 2013:

What’s Changed	How It’s Changed	Rationale for Change
Annual Incentive Plan

The Plan is now formulaic, based on relative return on assets (ROA) performance versus a peer group of thrifts. The Compensation Committee has the discretion to reduce final calculated bonuses, but may not increase them

The Compensation Committee believes this change provides a better pay for performance linkage and clearer “line of sight” between an executive’s efforts, Company results and pay
Change in Control (CIC) Provision	CEO Change in Control benefits now require both the occurrence of a CIC and a qualified termination to be paid out (“double-trigger”)	The Compensation Committee believes this change reflects best practice in the market and avoids the CEO receiving a potential windfall severance benefit while still retaining his position
Stock Ownership Guidelines

New ownership guidelines requiring NEOs and directors to hold Company stock equal to the following multiples of base salary or retainer:

•     CEO – 3x

•     CFO – 2x

•     Other NEOs – 1x

•     Directors – 1.5x annual retainer

The Compensation Committee believes that ownership guidelines are important to ensure that the NEOs hold a significant stake in the success of the Company. Such guidelines are also expected practice in the market. Guidelines were also put in place for directors.

Peer Group Companies	Introduction of a peer group of 11 community banks in the Mid- Atlantic region similar in size to ESSA	The Compensation Committee believes that the peer group would provide more detailed and geographically specific market data compared to the surveys used historically

Executive Compensation Philosophy

The primary objectives of ESSA’s executive compensation program are the following:

•	Institute pay programs that align executive interests with stockholder value creation

•	Attract, motivate and retain key executive talent

•	Link pay and performance

To achieve these objectives, ESSA has structured the NEO compensation program in the following manner:

•	Salary levels and merit increases that reflect position responsibilities, competitive market rates, strategic importance of the position and individual performance.

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Annual cash incentive (i.e., bonus) payments that are based on ESSA‘s annual financial performance, as approved by the Compensation Committee, and achievement of certain strategic non-financial performance objectives. The Compensation Committee may only exercise negative discretion over bonus payments to the CEO and other NEOs (positive discretion is prohibited).

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Long-term equity-based incentives that reward outstanding performance with incentives that focus our management team on creating stockholder value over the long term. By increasing the equity holdings of our NEOs, we provide them with a continuing stake in our long-term success.

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Benefit programs that provide all of our employees, including the NEOs, with access to health and welfare benefits. All of our employees are also eligible to participate in retirement plans sponsored by ESSA. Our benefit programs are designed to be competitive with our peers.

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Pay Positioning: The total compensation (base salary, annual incentive, long-term incentives) and benefits package for our NEOs are positioned around median competitive levels, taking into account the relative responsibilities of our NEOs. Actual total compensation in any given year may be above or below the target level, based on individual and corporate performance.

Compensation Decision Process

In pursuit of our philosophy and objectives, the Compensation Committee is responsible for establishing and overseeing the executive compensation program, annually reviewing and approving the compensation of the CEO and reviewing and approving the CEO’s recommendations regarding the compensation of the other NEOs. The Compensation Committee uses numerical formulas to determine changes in compensation of the CEO and other NEOs, and it weighs a variety of different factors in its deliberations.

The CEO does not play any role in the Compensation Committee’s determination of his own pay. The Compensation Committee does, however, solicit input from the CEO concerning the performance and compensation of the other NEOs. The CEO bases his recommendations on his assessment of each individual’s performance, external market pay practices, retention risk and ESSA’s overall pay philosophy.

The Compensation Committee engaged the services of an independent compensation consultant, Pearl Meyer and Partners, LLC (PM&P), to assist it in evaluating executive compensation programs and in making determinations regarding executive officer compensation. The independent compensation consultant reports directly to the Compensation Committee, is available to advise the Compensation Committee and does not perform any other services for ESSA. PM&P has certified to the Compensation Committee that they are “independent” within the meaning of applicable laws and regulations.

Assessing Competitive Practice (Peer Groups)

In order to ensure that the Company is providing a competitive executive compensation program that will attract and retain key executive talent, ESSA periodically conducts a market-based compensation analysis. The Company conducted such a market analysis in 2013 with the assistance of PM&P using two sources of market data; the Pearl Meyer & Partners Banking Compensation Survey Report and the following peer group, as determined with the assistance of PM&P:

ACNB Corporation	CNB Financial Corporation

Bryn Mawr Bank Corporation	Codorus Valley Bancorp, Inc.

Cape Bancorp, Inc.	ESB Financial Corporation

Center Bancorp, Inc.	Fox Chase Bancorp, Inc.

Citizens & Northern Corporation	Peapack-Gladstone Financial Corporation

Clifton Savings Bancorp, Inc.

Elements of the Compensation Package and 2013 Pay Outcomes

Base Salaries. Executive officer base salary levels are evaluated by the Compensation Committee on an annual basis. In general, salary ranges are developed considering the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to the long-term goals of the Company and ESSA Bank & Trust, recent operating results, performance targets and other relevant factors. Each NEO’s base salary level is targeted to these ranges, then takes into consideration the NEO’s performance and contribution, leadership, operational effectiveness and experience in the industry.

PM&P’s 2013 market analysis found that Mr. Olson’s base salary was significantly below median market practice. Consequently, the Compensation Committee determined that an increase in base salary would be warranted for Mr. Olson for the fiscal year ended September 30, 2013 as a result of this finding and due to his performance ratings with respect to a number of factors including: Board and management reporting initiatives; leadership, management and organization development initiatives; financial incentives; business planning, program development and maintenance; risk management; strategic growth initiatives; and customer/public relations initiatives. Accordingly, Mr. Olson received an annual base salary increase of $60,000 (or 20.0%) from the previous fiscal year, which was phased in over two six month periods during the fiscal year.

The Compensation Committee reviewed similar considerations for each of the other NEOs and determined that increases were appropriate for Mr. Muto and Mr. Howes and Ms. Bryant and Ms. Reimer based upon their performance and to maintain competitive base salary levels. Accordingly, Messrs. Muto and Howes and Ms. Bryant and Ms. Reimer received an annual base salary increase of $14,879 (or 8.0%), $22,043 (or 13.5%), $3,642 (or 2.15%) and $10,624 (or 8.0%), respectively.

Annual Incentives. The ESSA Bank & Trust Executive/Management Annual Incentive Plan is a cash bonus plan designed to motivate and reward participants, including the NEOs, for their contribution to ESSA and for achieving annual financial goals. The Compensation Committee established bonus targets for each NEO as a percentage of base salary. For 2013, actual bonuses were paid out at 125% of target as follows:

Name	Target Bonus %	Actual Bonus as % of Base Salary	Actual Bonus Paid in Dollars
Gary S. Olson	50%	62.5%	$195,856
Allan A. Muto	40%	50.0%	$92,956
Robert S. Howes	35%	43.7%	$67,743
V. Gail Bryant	35%	43.7%	$63,540
Diane K. Reimer	30%	37.5%	$47,579

In 2013, ESSA instituted a formulaic annual incentive plan based on the Company’s achievement of ROA goals relative to the Raymond James Mid-Atlantic Thrifts Peer Group of 67 thrifts. At the end of fiscal year 2013, the Company’s ROA and the ROAs of each member of the peer group was calculated. ESSA’s relative ROA was then calculated, and a corresponding payout percentage was calculated pursuant to the following table:

2013 Relative ROA Performance	Actual Payout % As % of Target Bonus %
< 25th Percentile	0%
25th Percentile (threshold)	50%
37.5th Percentile	75%
50th Percentile (target)	100%
62.5th Percentile	125%
75th Percentile (maximum)	150%

For fiscal year 2013, ESSA’s ROA of 0.64%, was equivalent to the 63rd percentile of the Mid-Atlantic Thrifts Peer Group, equating to an actual payout percentage of 125%. Final payout calculations were then reviewed by the Compensation Committee, which has the discretion to reduce the final bonus payments but cannot increase those payments. The Compensation Committee elected not to reduce the bonus awards for fiscal year 2013.

Equity-Based Compensation. ESSA has not made equity grants since 2008, as the Company, along with many of its peers, recovered from the economic recession. ESSA believes however, that equity awards and other forms of long-term incentives better align the interests of executives with those of shareholders and are an important component of executive pay. The Company grants long-term awards only to executives who have a tangible impact on the ongoing success of the Company’s businesses. In 2013, the Company granted shares of time-based restricted stock to executives with the title of Vice President or higher, including the NEOs, pursuant to the shareholder-approved 2007 Equity Incentive Plan.

Restricted stock award levels for 2013 were determined based on a number of factors, including the level of the executive, competitive market practice and the executive’s performance leading up to the date of grant. The awards vested 50% at the end of fiscal year 2013, with 50% vesting at the end of fiscal year 2014. Executives will forfeit any unvested restricted stock awards if their employment by the Company is terminated for any reason prior to the established vesting, except in the event of death, disability, retirement or following a change in control.

Stock Ownership Guidelines. To align the interests of the Company’s named executives with the interests of ESSA’s shareholders, stock ownership guidelines were approved by the Compensation Committee in fiscal year 2013. Under these ownership guidelines, NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

CEO	3x salary
CFO	2x salary
Other NEOs	1x salary

NEOs have five years from the date of hire to meet these ownership requirements. As of September 30, 2013, all NEOs were in compliance with the Company’s stock ownership guidelines.

The Compensation Committee also approved stock ownership guidelines for all non-employee directors. Under these ownership guidelines, directors are required to own shares of common stock equal to one and a half times the annual retainer paid to the directors. The annual retainer paid to non-employee directors as of September 30, 2013 is $24,000. New directors have five years to meet this requirement. As of September 30, 2013, all non-employee directors are in compliance with the Company’s stock ownership guidelines.

Tax Deductibility under Section 162(m) of the Internal Revenue Code. ESSA’s compensation programs are intended to provide for compensation that is tax deductible, but the Company recognizes that the best interests of our stockholders may at times be better served by compensation arrangements that are not tax deductible. Section 162(m) of the Internal Revenue Code places a $1,000,000 limit on the amount of compensation that we may deduct for tax purposes for any year with respect to the executive who serves as CEO at year-end, and any of our three other most highly compensated employees who serve as NEOs at year-end, other than the Chief Financial Officer. The $1,000,000 limit does not apply to performance-based compensation, as defined under Section 162(m). ESSA’s executive compensation program is designed to maximize the deductibility of compensation. When warranted due to competitive or other factors, however, the Compensation Committee may in certain circumstances decide to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation.

Summary Compensation Table

The following table sets forth, for the fiscal year ended September 30, 2013, certain information as to the total remuneration paid to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in excess of $100,000.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards($) (3)	Change in pension value and non-qualified deferred compensation earnings (4) ($)	All other compensation ($)		Total ($)

Gary S. Olson, President and Chief Executive Officer	2013	313,370	195,856	62,303	—	—	28,728	(5)	600,257
	2012	287,247	71,812	—	—	—	34,718		393,777
	2011	277,569	115,441	—	—	—	42,606		435,616

Allan A. Muto,	2013 2012 2011	185,913 180,498 175,260	92,956 36,100 58,309	41,539 — —	— — —	— — —	19,029 20,254 24,778	(6)	339,437 236,852 258,347
Executive Vice President
and Chief Financial Officer

Robert S. Howes, Senior Vice President, Lending Services Division	2013	154,841	67,743	36,354	—	—	14,353	(7)	273,291
	2012	144,394	25,269	—	—	—	15,832		185,495
	2011	140,862	41,005	—	—	—	15,894		197,761

V. Gail Bryant, Senior Vice President, Retail Services Division	2013	145,235	63,540	36,354	—	—	11,239	(8)	256,368
	2012	142,026	24,855	—	—	—	12,419		179,300
	2011	138,552	40,333	—	—	—	18,496		197,381

Diane K Reimer, Senior Vice President, Administration/Operations Division	2013 2012 2011	126,877 119,280 116,381	47,579 17,892 29,049	34,275 — —	— — —	— — —	12,494 14,052 16,235	(9)	221,225 151,224 161,665

(1)	See discussion of “Annual Incentives” above.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of restricted stock awards pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements for the fiscal year ended September 30, 2013 included in our Annual Report on Form 10-K.

(3)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of stock options pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements for the fiscal year ended September 30, 2013 included in our Annual Report on Form 10-K.

(4)

Mr. Olson, Mr. Howes and Ms. Reimer are eligible to receive 70% of final average compensation (determined over the executive’s high 5-year average salary during the 10 years before retirement) payable for the remainder of their lifetime if they retire from the Company after completing 30 years of service with the Company. This benefit is comprised of the Company’s qualified and non-qualified retirement plan benefits. The amount of the total benefit provided under each component varies, but in the aggregate, the target benefit remains 70% of final average compensation. See the Pension Benefits table below for the present value of the benefit accumulated under the Pension Plan and SERP for all named executive officers. Mr. Howes retired from his positions at the Company and ESSA Bank & Trust effective December 31, 2013.

(5)

Includes $9,583 for health insurance premiums; $396 for dental insurance premiums; $56 for vision insurance premiums; $8,368 for life insurance premiums and benefits; $837 for long term disability insurance premiums; $6,202 for personal use of a bank owned automobile and $3,286 for dividends on unvested stock awards.

(6)

Includes $5,806 for health insurance premiums; $396 for dental insurance premiums; $56 for vision insurance premiums; $1,734 for life insurance premiums and benefits; $520 for long term disability insurance premiums; $8,865 for personal use of a bank owned automobile and $1,652 for dividends on unvested stock awards.

(7)

Includes $9,394 for health insurance premiums; $396 for dental insurance premiums; $56 for vision insurance premiums; $3,147 for life insurance premiums and benefits and $1,360 for dividends on unvested stock awards.

(8)

Includes $8,092 for health insurance premiums; $396 for dental insurance premiums; $56 for vision insurance premiums; $1,385 for life insurance premiums and benefits and $1,310 for dividends on unvested stock awards.

(9)

Includes $9,421 for health insurance premiums; $396 for dental insurance premiums; $56 for vision insurance premiums; $1,121 for life insurance premiums and benefits; $354 for long term disability insurance premiums and $1,146 for dividends on unvested stock awards.

Plan-Based Awards. The following table sets forth information regarding plan-based awards made to our named executive officers for the fiscal year ended September 30, 2013.

Grants Of Plan-Based Awards Table For The Fiscal Year Ended September 30, 2013

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Gary S. Olson, President and Chief Executive Officer	04/1/13	5,695	62,303

Allan A. Muto, Executive Vice President and Chief Financial Officer	04/1/13	3,797	41,539

Robert S. Howes, Senior Vice President, Lending Services Division	04/1/13	3,323	36,354

V. Gail Bryant, Senior Vice President, Retail Services Division	04/1/13	3,323	36,354

Diane K Reimer, Senior Vice President, Administration/Operations Division	04/1/13	3,133	34,275

(1)

No consideration was paid by the executive officers for these awards. All stock awards vest 50% on September 30, 2013 and 50% on September 30, 2014, but will become 100% vested upon death, disability, retirement or change in control.

(2)	Represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of September 30, 2013 for our named executive officers.

		Outstanding Equity Awards at Fiscal Year End September 30, 2013
		Option Awards			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) unexercisable/ exercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested ($)(3)	Market value of shares or units of stock that have not vested ($)(2)
Gary S. Olson, President and Chief Executive Officer	05/23/08	360,844	$12.35	05/22/2018	—	—
	04/01/13	—	—	—	2,847	29,666

Allan A. Muto, Executive Vice President and Chief Financial Officer	05/23/08 04/01/13	153,275 —	$12.35 —	05/22/2018 —	— 1,898	— 19,777

Robert S. Howes, Senior Vice President, Lending Services Division	05/23/08	123,799	$12.35	05/22/2018	—	—
	04/01/13	—	—	—	1,661	17,308

V. Gail Bryant, Senior Vice President, Retail Services Division	05/23/08	117,904	$12.35	05/22/2018	—	—
	04/01/13	—	—	—	1,661	17,308

Diane K. Reimer, Senior Vice President, Administration/Operations Division	05/23/08	100,218
			$12.35	05/22/2018	—	—
	04/01/13	—	—	—	1,566	16,318

(1)	All option awards listed vested at a rate of 20% per year commencing on May 23, 2009, so all option awards are fully vested and exercisable as of May 23, 2013.
(2)	Represents market value based on the closing market price of the Company’s common stock of $10.42 on September 30, 2013.
(3)	All stock awards listed vest at a rate of 50% per year commencing on September 30, 2013.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended September 30, 2013 for the Named Executive Officers.

	OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED SEPTEMBER 30, 2013
		Option awards		Stock awards
Name	Grant Date	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gary S. Olson, President and Chief Executive Officer	05/23/08	—	—	27,169	291,523
	04/01/13	—	—	2,848	29,676

Allan A. Muto, Executive Vice President and Chief Financial Officer	05/23/08	—	—	12,715	136,432
	04/01/13	—	—	1,899	19,788

Robert S. Howes, Senior Vice President, Lending Services Division	05/23/08	—	—	10,270	110,197
	04/01/13	—	—	1,662	17,318

V. Gail Bryant, Senior Vice President, Retail Services Division	05/23/08	—	—	9,781	104,950
	04/01/13	—	—	1,662	17,318

Diane K. Reimer, Senior Vice President, Administration/Operations Division	5/23/08	—	—	8,314	89,209
	04/01/13	—	—	1,567	16,328

(1)	Based on the $10.73 per share trading price of our common stock on May 23, 2013, and the $10.42 per share trading price of our common stock on September 30, 2013.

Pension Benefits. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under each of the Pension Plan and Supplemental Executive Retirement Plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits
Name	Plan name(1)	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Gary S. Olson,	Pension Plan	37	1,080,598	—
President and Chief Executive Officer	SERP	9	484,008	—

Allan A. Muto,	Pension Plan	13	230,185	—
Executive Vice President and Chief Financial Officer

Robert S. Howes,	Pension Plan	28	861,926	—
Senior Vice President, Lending Services Division	SERP	9	—	—

V. Gail Bryant,	Pension Plan	20	522,274	—
Senior Vice President, Retail Services Division

Diane K. Reimer,	Pension Plan	31	845,005	—
Senior Vice President, Administration/Operations Division	SERP	9	—	—

(1)

The Company maintains a tax-qualified defined benefit pension plan, which is referred to in this table as the “Pension Plan” and supplemental executive retirement plans, which are referred to in this table as “SERP.” SERPs are individual agreements with each executive, with a defined-benefit type formula. The terms of the Pension Plan and SERPs are described more fully, below.

Benefit Plans and Agreements

Employment Agreements. ESSA Bancorp, Inc. has entered into employment agreements with each of Messrs. Olson, Muto, Howes and Grayuski and Ms. Bryant and Ms. Reimer. The agreements were amended and restated in 2013 to provide that severance payments made in connection with a change in control shall only be paid in the event that (i) the executive’s employment is involuntarily terminated without cause within 24 months after the change in control or (ii) the executive voluntarily resigns for good reason within 24 months after the change in control. The agreements with Messrs. Olson and Muto have an initial term of three years. The agreements with Mr. Howes, Ms. Bryant, Ms. Reimer and Mr. Grayuski have terms of two years. Unless notice of non-renewal is provided, the agreements renew annually. Under the agreements, as of September 30, 2013, the base salaries for Messrs. Olson, Muto, Howes, Ms. Bryant, Ms. Reimer and Mr. Grayuski are $330,000, $186,121, $162,956, $145,357, $132,376, and $125,227, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees and use of an automobile (in the case of Mr. Olson). The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns within 90 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his or her executive position or a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope; (2) the relocation of executive’s principal place of employment to a location that is more than 50 miles from the location of ESSA Bank & Trust’s principal executive offices as of the date of the agreement; (3) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction); (4) the liquidation or dissolution of ESSA Bancorp, Inc. or ESSA Bank & Trust; or (5) a breach of the employment agreement by ESSA Bancorp, Inc., the executive would be entitled to a severance payment equal to three times (in the case of Messrs. Olson and Muto) or two times (for all other executives) the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years (for Messrs. Olson and Muto) or two years (for all other executives), payable in a lump sum within 30 days following the termination date, unless a 6-month delay in payment is required in order to comply with Internal Revenue Code Section 409A. In addition, the executive would be entitled, at ESSA Bancorp, Inc.’s sole expense, to the continuation of life, medical, dental and vision coverage for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for all other executives) after termination of the agreement. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the ESSA Bancorp, Inc. or ESSA Bank & Trust’s defined benefit pension plan if the executive had continued working for ESSA Bancorp, Inc. for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for all other executives) over the present value of the benefits to which the executive is actually entitled as of the date of termination. In the event that the severance payment provisions of the employment agreement were triggered for one of the covered executives at September 30, 2013, the executive would be entitled to a cash severance benefit in the amount of approximately $1,706,295, $900,798, $546,393, $482,958, $436,899, and $394,387 in the case of Messrs. Olson, Muto, Howes, Ms. Bryant, Ms. Reimer, and Mr. Grayuski, respectively.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with ESSA Bancorp, Inc. for one year following termination of employment within 50 miles of any existing branch of ESSA Bank & Trust or 50 miles of any office for which ESSA Bank & Trust or a subsidiary has filed an application for regulatory approval. Should the executive become disabled, ESSA Bancorp, Inc. would continue to pay the executive his or her base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation the executive would receive and will provide life insurance, medical, dental and vision coverage until the earlier of executive’s return to employment, age 65 or death. In the event the executive dies while employed by ESSA Bancorp, Inc., the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical, dental and vision benefits for one year after the executive’s death.

The employment agreements for Messrs. Howes and Grayuski and for Ms. Bryant and Ms. Reimer also provide for an automatic reduction in the amount of any payments made in connection with a change in control which would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The total payment owed to the executive upon a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G. Messrs. Olson and Muto may elect to have such reductions made in their sole discretion.

Change-in-Control Agreements. ESSA Bancorp, Inc. has entered into change-in-control agreements with four officers, which would provide certain benefits in the event of a termination of employment following a change in control of ESSA Bancorp, Inc. or ESSA Bank & Trust. Each of the change-in-control agreements provides for a term of eighteen months. Commencing on each anniversary date, the agreements will be renewed for an additional year so that the remaining term will be eighteen months, subject to notice of non-renewal. The change-in-control agreements enable ESSA Bancorp, Inc. to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). Such protections are frequently offered by other financial institutions, and ESSA Bancorp, Inc. may be at a competitive disadvantage in attracting and retaining key employees if it did not offer similar protections.

Following a change in control of ESSA Bancorp, Inc. or ESSA Bank & Trust, an officer is entitled under the agreement to a payment if the officer’s employment is terminated during the term of such agreement, other than for cause, or if the officer voluntarily terminates employment during the term of such agreement as a result of a demotion, loss of title, office or significant authority, reduction in his or her annual compensation or benefits, or relocation of his or her principal place of employment by more than 50 miles from its location immediately prior to the change in control. In the event an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, the officer will receive a cash payment equal to 1.5 times his or her highest rate of base salary and the highest rate of bonus awarded to the executive during the prior two years, payable in a lump sum. In addition to the cash payment, each covered officer is entitled to receive life, medical, and dental and vision coverage for a period of 18 months from the date of termination. Notwithstanding any provision to the contrary in the change-in-control agreement, payments under the change-in-control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Equity Incentive Plan The Company adopted the ESSA Bancorp, Inc. 2007 Equity Incentive Plan (the “Equity Plan”), to provide officers, employees and directors of the Company and ESSA Bank & Trust with additional incentives to promote the growth and performance of the Company. Stockholders approved the Equity Plan on May 8, 2008. Under this plan, individuals may receive awards of common stock and grants of options to purchase common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. The importance of this component of compensation increases as the Company’s common stock appreciates in value. In addition, stock option grants and stock awards generally vest over a period of time, thereby providing an additional retention incentive.

Subject to permitted adjustments for certain corporate transactions, the Equity Plan authorizes the issuance of up to 2,377,326 shares of Company common stock pursuant to grants of incentive and non-statutory stock options and restricted stock awards. No more than 679,236 shares may be issued as restricted stock awards.

Types of Awards. The Compensation Committee may determine the type and terms and conditions of awards under the Equity Plan. Awards may be granted in a combination of incentive and non-statutory stock options or restricted stock awards, as follows.

(i) Stock Options. A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value on the date the stock option is granted. Fair market value for purposes of the Equity Plan means the final sales price of Company’s common stock as reported on the Nasdaq Global Market on the date the option is granted, or if the Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded, and without regard to after-hours trading activity. The Committee will determine the fair market value, in accordance with Section 422 of the Internal Revenue Code, if it cannot be determined in the manner described above.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash or with stock of the Company which was owned by the participant for at least six months prior to delivery, or (ii) by reduction in the number of shares deliverable pursuant to the stock option, or (iii) subject to a “cashless exercise” through a third party. Cash may be paid in lieu of any fractional shares under the Equity Plan. Stock options are subject to vesting conditions and restrictions as determined by the Committee.

(ii) Stock Awards. Stock awards under the Equity Plan will be granted only in whole shares of common stock. Stock awards will be subject to conditions established by the Committee which are set forth in the award agreement. Any stock award granted under the Equity Plan will be subject to vesting as determined by the Committee. Awards will be evidenced by agreements approved by the Committee, which set forth the terms and conditions of each award.

Vesting of Awards. If the right to become vested in an award under the Equity Plan is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without the achievement of performance measures or objectives, then unless otherwise determined by the Committee and evidenced in an award agreement, the required period of service for full vesting shall not be less than three years for an employee, and not less than one year for a director, subject in either case to acceleration in the event of death, disability, retirement, involuntary termination of employment of service following a change in control, or other enumerated events. Fifty percent of the restricted stock awards granted on April 1, 2013 vested on September 30, 2013 and fifty percent will vest on September 30, 2014.

Assuming that an involuntary termination of employment (other than for cause) following a Change in Control (as defined in the Plan) had occurred as of September 30, 2013, based on the closing price per share of Company stock on that date, the value of a reasonable estimate of the awards made to the named executive officers would be as follows: Mr. Olson would receive $0 in value for accelerated stock options and $29,666 in value for accelerated restricted stock; Mr. Muto would receive $0 in value for accelerated stock options and $19,777 in value for accelerated restricted stock; Mr. Howes would receive $0 in value for accelerated stock options and $17,308 in value for accelerated restricted stock; Ms. Bryant would receive $0 in value for accelerated stock options and $17,308 in value for accelerated restricted stock; and Ms. Reimer would receive $0 in value for accelerated stock options and $16,318 in value for accelerated restricted stock.

401(k) Plan. ESSA Bank & Trust maintains a non-standardized prototype 401(k) plan through Massachusetts Mutual Life Insurance Company (MassMutual). Employees may participate in the plan when they have attained age 21 and completed one year of service and have been credited with 1,000 hours during the year of service. Participants may make pre-tax salary deferrals to the plan not to exceed $17,500 (which is the 2013 limit; the limit is adjusted annually for IRS-announced cost-of-living increases). In addition, participants who are 50 or older may make pre-tax “catch up” contributions to the plan up to $5,500 (this limit is also adjusted annually by the IRS for cost-of-living increases). All contributions are 100% vested. Distributions will be made upon death, disability, termination of employment, or attainment of age 59-1/2. In addition to the other self-directed investment alternatives offered under the plan, participants are offered the opportunity to purchase stock in the Company through a unitized employer stock fund, consisting of 95% stock and 5% cash. Benefits are paid in the form of lump sum, installments, partial withdrawals, or a joint and 100% survivor annuity.

Employee Stock Ownership Plan. ESSA Bank & Trust sponsors the ESSA Bank & Trust Employee Stock Ownership Plan for the benefit of its employees. Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with ESSA Bank & Trust are eligible to participate. As part of ESSA Bank & Trust’s 2007 stock offering, the Employee Stock Ownership Plan trust borrowed funds from the Company and used those funds to purchase a number of shares equal to 8% of the common stock sold in the offering (1,358,472 shares). Collateral for the loan is the common stock purchased by the Employee Stock Ownership Plan. The loan will be repaid principally from ESSA Bank & Trust’s discretionary contributions to the Employee Stock Ownership Plan over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. Shares purchased by the Employee Stock Ownership Plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the Employee Stock Ownership Plan and shares released from the suspense account in an amount proportional to the repayment of the Employee Stock Ownership Plan loan will be allocated among Employee Stock Ownership Plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of three years of credited service, with credit given to participants for years of credited service with ESSA Bank & Trust’s mutual predecessor. A participant’s interest in his or her account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. ESSA Bank & Trust’s contributions to the Employee Stock Ownership Plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the Employee Stock Ownership Plan cannot be estimated. Pursuant to generally accepted accounting principles, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account. In the event of a change in control, the Employee Stock Ownership Plan will terminate and participants will become fully vested in their account balances.

Defined Benefit Pension Plan. Since 1969, ESSA Bank & Trust has maintained an individually designed, tax-qualified defined benefit plan (the “Pension Plan”). All employees age 21 or older who have completed one year of employment with ESSA Bank & Trust are eligible for membership in the Pension Plan; however, only employees who have been credited with 1,000 or more hours of service with ESSA Bank & Trust are eligible to accrue benefits under the Pension Plan. ESSA Bank & Trust annually contributes an amount to the plan necessary to at least satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The regular form of retirement benefit is a straight life annuity (if single) and a joint and survivor annuity (if married), however, various alternative forms of joint and survivor annuities, a ten year certain annuity or a lump sum distribution (available only to participants hired on or before November 30, 2002) may be selected instead. Upon termination of employment with at least five years of employment, a participant is entitled to a normal retirement annual benefit at age 65 equal to a percentage of average monthly compensation determined over the participant’s high five-year average salary during the ten years before the participant’s retirement. If the participant terminates employment with 15 years of service, his or her normal retirement benefit will be reduced by 0.5% for each month by which the participant’s actual retirement date precedes his or her normal retirement date but the benefit will not commence earlier than age 60. A participant may postpone retirement beyond normal retirement date, in which case the participant will continue earning service towards his or her accrued benefit. If a married participant dies while in active service and after having become fully vested (i.e., completed five years of service), a qualified 100% pre-retirement survivor benefit will be payable to the participant’s surviving spouse on the date the participant would have attained his or her earliest retirement age. If a non-married participant dies while in active service and after having become fully vested (i.e., completed five years of service), the participant’s beneficiary shall be entitled to receive a ten year certain death benefit on the date the participant would have attained his or her earliest retirement age. Upon termination of employment due to disability, the participant will be entitled to an early or normal retirement benefit, where the participant’s accrued benefit is determined based on service performed through the disability date, plus additional years of service for which the participant would have been credited if the participant had continued to work to his or her early or normal retirement age.

Supplemental Retirement Plan. ESSA Bank & Trust has entered into Executive Salary Continuation Agreements (“Supplemental Retirement Plan”) with Mr. Olson, Ms. Reimer, Mr. Howes and Mr. Grayuski. If the designated executive has been employed with ESSA Bank & Trust for at least 30 years upon normal retirement age (65) or early retirement age (60), then the benefit described in the agreement will be paid to the executive for no less than 192 months following the executive’s retirement, unless the executive elects to receive the present value of the payments as a lump sum. The amount of the normal benefit equals 70% of the executive’s final compensation determined over the executive’s high 5-year average salary during the 10 years before the executive’s retirement. The normal retirement benefit is reduced by 0.05% for each month the executive terminates employment after early retirement age but prior to normal retirement age. If the executive voluntarily terminates employment before age 65 or has his or her employment involuntarily terminated other than for cause, the employer shall pay in a lump sum or 60 monthly installments, the amount accrued to fund the promised benefit as of the date of such termination. If a change-in-control occurs, then the benefits promised under the Supplemental Retirement Plan at normal retirement age will be paid to the executive at normal retirement age, even if the executive’s employment terminates before normal retirement age (except no payment shall be made if the termination is due to cause). Benefits become vested after 5 years of service and before completing 5 years of service, benefits are zero percent vested. If the executive dies while actively employed by us, but before attaining age 65, the amount accrued under the plan as of the executive’s date of death will be paid to the executive’s designated beneficiaries. If the executive dies after the commencement of payment of benefits under the Supplemental Retirement Plan, remaining payments will be made to the executive’s beneficiaries. We recorded no expense for the Supplemental Retirement Plan during the fiscal year ended September 30, 2013. Based on current compensation levels, the Company believes the estimated aggregate liability for the Supplemental Retirement Plan is fully accrued through September 30, 2018.

Split Dollar Life Insurance Agreements. The Company has entered into split dollar life insurance agreements with Messrs. Olson, Muto, Howes and Grayuski and with Ms. Bryant and Ms. Reimer. Under the agreements, if the executive dies while employed by the Company, the executive’s beneficiary will receive four times the executive’s base salary (five times for Mr. Olson) in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Summary Compensation Table includes the value of these benefits.

Director Compensation

Each of the individuals who serves as a director of ESSA Bancorp, Inc. also serves as a director of ESSA Bank & Trust and earns director and committee fees in that capacity. Each non-employee director (except for the Chairman of the Board) is paid a fee of $2,000 per month for their service and $1,000 for each Board meeting attended. In addition, the Chairperson of a committee is paid $750 for each committee meeting attended and an annual retainer of $4,000 in the case of the Audit Committee Chairperson and $2,000 each in the case of the Chairpersons of the Compensation and Nominating Committee and Corporate Governance Committee. Committee members are paid $500 for each committee meeting attended. In lieu of the above mentioned fees, the Chairman of the Board is paid an annual retainer of $60,000 and $1,500 for each Board meeting attended. The Chairman of the Board is not compensated for attendance at any committee meetings.

The following table sets forth the total fees received by the non-management directors during the fiscal year ended September 30, 2013:

Name	Fees earned or paid in cash ($)	All other compensation ($) (1)	Total ($)
John E. Burrus	78,000	204	78,204
Daniel J. Henning	41,000	204	41,204
Frederick E. Kutteroff	43,833	204	44,037
Elizabeth B. Weekes	41,000	204	41,204
John S. Schoonover, Jr	41,000	204	41,204
Robert C. Selig, Jr	38,500	204	38,704
William P. Douglass	44,583	204	44,787
William A. Viechnicki, D.D.S	41,000	204	41,204
Brian T. Regan	40,000	—	40,000
Joseph T. Svetik(2)	37,500	—	37,500

(1)	The amounts in this column reflect cash dividends received on unvested restricted stock awards. There were no perquisites or other personal benefits that exceeded $10,000.
(2)	Mr. Svetik did not stand for reelection to the Board of Directors.

Split Dollar Life Insurance Agreements. The Company entered into split dollar life insurance agreements with all of its directors in 2004 other than Mr. Kutteroff, who received this benefit in September 2011 and Messrs. Svetik and Regan who have not received a similar benefit. Under the agreements, when the director dies, the director’s beneficiary will receive $100,000 in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Company also pays each director other than Messrs. Svetik and Regan an annual cash bonus equal to the value of the taxes the director must pay on the imputed value of the life insurance coverage.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Company’s independent registered public accountants for the fiscal year ended September 30, 2013 were S.R. Snodgrass, P.C. (“Snodgrass”). The Audit Committee of the Board has approved the engagement of Snodgrass to be the Company’s independent registered public accountants for the fiscal year ending September 30, 2014, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting.

Stockholder ratification of the selection of Snodgrass is not required by the Company’s Bylaws or otherwise. However, the Board will submit the selection of the independent registered public accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Snodgrass, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to Snodgrass

Set forth below is certain information concerning aggregate fees for professional services rendered by Snodgrass during fiscal years 2013 and 2012.

Audit Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s annual report on Form 10-K and services that are normally provided by Snodgrass in connection with statutory and regulatory filings and engagements were $178,495 and $203,243 during fiscal 2013 and 2012, respectively.

Audit Related Fees. The aggregate fees billed to the Company by Snodgrass for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $26,612 and $26,393 during fiscal 2013 and 2012, respectively. These services were primarily related to the audits of the Company’s employee benefit plans.

Tax Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for tax compliance were $19,913 and $19,635 during fiscal 2013 and 2012, respectively.

Other. The aggregate fees billed to the Company by Snodgrass for assistance with merger integration during fiscal 2012 were $27,416.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of Snodgrass as independent registered public accountants for fiscal 2014, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SNODGRASS AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our four other most highly compensated executive officers of ESSA Bancorp, Inc. (“Named Executive Officers”) as described in “PROPOSAL I—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

Stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of ESSA Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL III.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 200 Palmer Street, Stroudsburg, Pennsylvania 18360, no later than September 30, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Advance Notice of Business to be Conducted at an Annual Meeting

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received generally not later than September 30, 2014.

Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit and Compensation Committee Reports shall not otherwise be deemed filed under such Acts.

An additional copy of the Company’s annual report on Form 10-K for the year ended September 30, 2013, will be furnished without charge upon written or telephonic request to Suzie T. Farley, Corporate Secretary, 200 Palmer Street, Stroudsburg, Pennsylvania, 18360 or call (570) 421-0531.

Stroudsburg, Pennsylvania	Suzie T. Farley
February 3, 2014	Corporate Secretary

z	REVOCABLE PROXY ESSA BANCORP, INC.	{

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.    By Telephone (using a Touch-Tone Phone); or

2.    By Internet; or

3.    By Mail.

To Vote by Telephone:

Call (866) 416-3841 Toll-Free on a Touch-Tone

Phone anytime prior to 3 a.m., March 6, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/essa prior to 3 a.m., March 6, 2014.

Annual Meeting Materials are available at:

www.essaproxy.com

	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐
	Mark here if you plan to attend the meeting.	☐
	Mark here for address change.	☐

IMPORTANT ANNUAL MEETING INFORMATION
Comments:

THE COMPANY’S PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND THE 2013 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT www.essaproxy.com.

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except
1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with):	☐	☐	☐

Nominees:

(01) Daniel J. Henning, (02) Frederick E. Kutteroff
(03) Brian T. Regan and (04) Elizabeth B. Weekes

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

x

		For	Against	Abstain
2.	The ratification of the appointment of S.R. Snodgrass, A.C. as the independent registered public accounting firm of ESSA Bancorp, Inc. for the fiscal year ending September 30, 2014.	☐	☐	☐
		For	Against	Abstain
3.

To consider and act upon an advisory, non-binding resolution regarding the compensation of the Company’s Named Executive Officers as described in the Executive Compensation section of the Proxy Statement.

		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

STOCKHOLDER CONTROL NUMBER

y

ESSA BANCORP, INC. – ANNUAL MEETING, MARCH 6, 2014

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2013 Annual Report to Stockholders are each available on the internet at www.essaproxy.com.

You can vote in one of three ways:

1.	Call toll free (866) 416-3841 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.rtcoproxy.com/essa and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

ESSA BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

March 6, 2014

11:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of ESSA Bancorp, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on March 6, 2014 at 11:00 a.m., Eastern time, at the Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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